Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Second Quarter 2008 Results
- Earnings Per Share In-Line with Management Expectations -
-Total Share Repurchase Authorization Increased to Five Million Shares -
- Revenue Guidance Range Narrowed -
Golden, Colo. (July 30, 2008) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the three months ended June 30, 2008.
“We help consumers make better informed healthcare decisions and our second quarter performance demonstrates the strength of our core hospital marketing and quality improvement products as well as our consumer business,” said Kerry Hicks, CEO of HealthGrades. “Additionally, we are excited about our investment in the products and services we are developing to drive our long-term revenue growth.”
Ratings and advisory revenue for the three months ended June 30, 2008 increased by $1.3 million or 16% to $9.3 million as a result of growth from the Provider Services and Internet Business Group products. For the three months ended June 30, 2008 compared to the same period of 2007, Provider Services revenue increased approximately $0.9 million and Internet Business Group revenue increased approximately $0.2 million. Revenue from Strategic Health Solutions products increased approximately $0.1 million over this same period.
Total revenue for the three months ended June 30, 2008 was $9.3 million compared to $11.4 million for the three months ended June 30, 2007. Total revenue for the three months ended June 30, 2007 included approximately $3.4 million from an arbitration award paid to HealthGrades by Hewitt Associates (Hewitt).
Operating income for the three months ended June 30, 2008 was $1.7 million compared to $5.7 million for the three months ended June 30, 2007. For the three months ended June 30, 2007, operating income includes the Hewitt award of $3.4 million, which is included in other revenue, and the recovery of $0.9 million in legal fees from this arbitration, which is included as a reduction in general and administrative expenses.

Net income for the three months ended June 30, 2008 was $1.2 million or $0.04 per diluted share, compared with net income of $3.8 million or $0.11 per diluted share for the same period of 2007. Net income for the three months ended June 30, 2008 reflects a tax expense of approximately $0.7 million, while net income for the three months ended June 30, 2007 included a tax expense of approximately $2.4 million. For the second quarter ended June 30, 2008, the Company’s effective income tax rate was approximately 35% compared with 38% for the second quarter of 2007.
Provider Services. For the three months ended June 30, 2008, Provider Services revenue, which principally includes sales of hospital marketing products and quality assessment and improvement products, was $7.1 million, an increase of approximately $0.9 million, or 15% over the same period of 2007. These increases principally reflect sales of the Company’s marketing products to new hospital clients, increased sales to existing clients and client retention. For the six months ended June 30, 2008 and 2007, the Company retained or signed new contracts representing approximately 75% and 72%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group. For the three months ended June 30, 2008, Internet Business Group revenue, which includes revenue from the Company’s physician sponsorship program, the sale of HealthGrades’ quality reports to consumers and website advertising and sponsorship revenue, was $1.7 million, an increase of $0.2 million, or 14% over the same period of 2007. This increase is due principally to an increase in revenue from the Company’s physician sponsorship program, resulting from the Company’s agreement with Fresenius Medical Care North America signed in June 2008. Revenue from advertising increased over the prior year, but was offset by a decrease in revenue from quality reports to consumers.
Strategic Health Solutions. For the three months ended June 30, 2008, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others and sales of the Company’s data, was $0.5 million, an increase of $0.1 million, or 30% over the same period of 2007.
Operating Expenses
Operating expenses increased $1.6 million to $6.1 million for the three months ended June 30, 2008 from $4.5 million in the three months ended June 30, 2007. Sales and marketing expenses increased $0.2 million, product development expenses increased approximately $0.4 million, and general and administrative expenses increased $1.1 million.
Sales and marketing expenses were approximately $2.4 million, a net increase of $0.2 million from approximately $2.2 million over the second quarter of 2007. The increase is primarily a result of sales and marketing expenses derived from our internet sponsorship and advertising initiative.
Product development expenses increased approximately $0.4 million to $1.7 million for the three months ended June 30, 2008 from $1.3 million in the second quarter of 2007 due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings such as the Drug Ratings Tool. In addition, the Company continues to invest in the improvement and expansion of physician data. The physician data HealthGrades maintains relates to more than 700,000 physicians.

“By continuing to invest in our physician data, HealthGrades is extending its leadership in this area and improving a core asset that today, through an increasing number of vehicles, is used by more individuals than any other resource to research and choose healthcare providers,” said Mr. Hicks.
General and administrative expenses were approximately $2.0 million for the three months ended June 30, 2008, a net increase of $1.1 million from approximately $0.9 million in the second quarter of 2007. The increase is due principally to the recovery in the second quarter of 2007 of approximately $0.9 million in legal fees awarded to HealthGrades in the Hewitt arbitration that was recorded as a reduction to expenses for the three months ended June 30, 2007.
Interest Income
Interest income decreased by approximately $0.4 million from approximately $0.5 million for the three months ended June 30, 2007 to $0.1 million for the three months ended June 30, 2008. Included in interest income for the three months ended June 30, 2007 is approximately $0.2 million in interest that was recovered as part of the Hewitt arbitration award. Stock repurchases during the first half of 2008 have decreased the Company’s cash balance, and the decrease in interest rates on invested cash also contributed to the decrease in interest income.
Income Taxes
Income taxes decreased approximately $1.7 million to approximately $0.7 million for the three months ended June 30, 2008 from approximately $2.4 million during the three months ended June 30, 2007. Income taxes decreased due to decreased operating income during the three months ended June 30, 2008 compared to the 2007 quarter. For the three months ended June 30, 2008, the effective income tax rate was approximately 35% compared to 38% for three months ended June 30, 2007. The effective tax rate decreased primarily because the Company’s non-deductible compensation expense related to incentive stock options declined relative to total taxable income in the 2008 period compared to the 2007 period.
Cash Position; Stock Repurchases
HealthGrades completed the three months ended June 30, 2008 with approximately $18.6 million in cash and cash equivalents, a 20% decrease from the balance at December 31, 2007. For the first six months of 2008, the Company has repurchased 1,430,871 of its common stock for an aggregate purchase price of approximately $7.7 million. Since June 22, 2006, the Company has repurchased 3,246,870 shares of its common stock for an aggregate purchase price of approximately $16.6 million. In addition, the Company’s Board of Directors has increased the share repurchase authorization from 3.5 million shares to 5.0 million shares.
Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “For the first six months of this year, we have invested substantially in our sponsorship and advertising initiative and had some significant successes, such as the signing of our contract with Fresenius in June 2008 for our physician sponsorship program. In addition, Tenet Healthcare signed a two-year extension to its physician sponsorship contract with us. These two agreements cover nearly 18,000 physicians and represent nearly $4.3 million in revenue annually.”

“While we have seen early indications of the sponsorship opportunities through the signing of the Fresenius contract as well as the extension of the Tenet Healthcare agreement, we have also seen lower than expected advertising rates,” said Hicks. “We continue to work with a growing number of advertising agencies to increase our revenue yield from our advertising initiative. In addition, we have increased our focus on our sponsorship sales over the last few months as evidenced by our hiring of three sales executives to target pharmaceutical and medical device companies.”
“We believe we have made and continue to make the right investments and focus on the right key initiatives. We are more encouraged than ever regarding the long-term monetization of our unique search property. The recent successes with Fresenius and Tenet Healthcare we believe provides evidence of the significant opportunities in front of us. Reflective of our outlook is our decision, with the support of our board of directors, to increase our share repurchase authorization by an additional 1.5 million shares.”
Guidance
The Company is narrowing the range of its guidance for ratings and advisory revenue to $41 million to $43 million, compared with prior guidance of $41 million to $46 million. The guidance for operating margin in the range of 17% to 21% is being maintained.
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss second quarter 2008 financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Investor Relations section of the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (866) 510-0707 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on July 30, 2008 and reference the following — Confirmation number: 60903180, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 77938533 until August 30, 2008.
About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected ratings and advisory revenue and operating margin in 2008, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Ratings and advisory revenue	$9,291,370	$8,033,201	$18,421,187	$15,914,060
Other	6,113	3,410,651	12,105	3,413,101

Total revenue	9,297,483	11,443,852	18,433,292	19,327,161

Expenses:
Cost of ratings and advisory revenue	1,545,410	1,283,689	3,118,142	2,641,758

Gross margin	7,752,073	10,160,163	15,315,150	16,685,403

Operating expenses:
Sales and marketing	2,380,652	2,209,384	4,758,426	4,242,165
Product development	1,712,168	1,347,447	3,401,997	2,578,353
General and administrative	2,000,486	942,324	3,979,113	3,322,630

Income from operations	1,658,767	5,661,008	3,175,614	6,542,255

Other:
Interest income	127,291	479,507	328,401	709,465
Interest expense	(51)	(1,125)	(116)	(1,235)
Minority interest	79,866	78,413	184,157	132,003

Income before income taxes	1,865,873	6,217,803	3,688,056	7,382,488
Income taxes	657,699	2,384,017	1,323,387	2,887,368

Net income	$1,208,174	$3,833,786	$2,364,669	$4,495,120

Net income per common share (basic)	$0.04	$0.13	$0.09	$0.16

Weighted average number of common shares used in computation (basic)	26,955,947	28,729,766	27,348,901	28,648,630

Net income per common share (diluted)	$0.04	$0.11	$0.07	$0.13

Weighted average number of common shares used in computation (diluted)	31,699,824	33,926,878	32,138,509	33,874,212

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,635,719	$23,369,368
Accounts receivable, net	4,137,967	6,935,341
Prepaid expenses and other current assets	735,002	836,222

Total current assets	23,508,688	31,140,931

Property and equipment, net	2,078,750	1,641,456
Intangible assets, net	286,710	357,128
Goodwill	3,106,181	3,106,181
Deferred income taxes	776,701	689,633

Total assets	$29,757,030	$36,935,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$209,768	$326,039
Accrued payroll, incentive compensation and related expenses	1,963,168	2,222,970
Accrued expenses	1,001,748	432,928
Current portion of capital lease obligations	1,838	1,476
Current portion of deferred rent	73,379	68,544
Deferred income	15,014,419	17,739,152
Income taxes payable	326,073	13,843
Deferred income taxes	84,178	113,914

Total current liabilities	18,674,571	20,918,866

Long-term portion of capital lease obligations	2,131	2,387
Long-term portion of deferred rent	190,965	229,321

Total liabilities	18,867,667	21,150,574

Commitments and contingencies

Minority interest	63,854	248,011

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 51,144,451 and 50,895,623 shares issued as of June 30, 2008 and December 31, 2007, respectively	51,144	50,895
Additional paid-in capital	97,503,785	96,860,004
Accumulated deficit	(56,352,264)	(58,716,933)
Treasury stock, 22,872,167 and 21,424,236 shares as of June 30, 2008 and December 31, 2007, respectively	(30,377,156)	(22,657,222)

Total stockholders’ equity	10,825,509	15,536,744

Total liabilities and stockholders’ equity	$29,757,030	$36,935,329